Exhibit 99.1

Cyteir Therapeutics Announces Prioritization of CYT-0851 Development and Extended Cash Runway

-
Encouraging early clinical results observed in treating ovarian cancer with CYT-0851 combination therapy
-
Strategic prioritization of clinical development of CYT-0851 combination therapy for ovarian cancer, together with deferral of other development activities, is expected to extend cash runway into 2026

LEXINGTON, MA — January 19, 2023 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT) today announced the strategic prioritization of clinical development of CYT-0851, an investigational monocarboxylate transporter inhibitor, as a potential combination therapy for the treatment of ovarian cancer. The prioritization follows encouraging preliminary clinical activity in a small number of patients observed in the Phase 1 dose escalation cohort with CYT-0851 in combination with capecitabine in advanced ovarian cancer. Cyteir plans to expand its evaluation of CYT-0851 in combination with capecitabine to treat advanced ovarian cancer and enroll additional patients in the first half of 2023 to further support these early signals. If successful, the combination of CYT-0851 with capecitabine has the potential to be an all-oral treatment for ovarian cancer. In conjunction with focusing clinical activities on ovarian cancer, Cyteir is reducing headcount by approximately 70% and deferring research and development in other areas, which is expected to extend Cyteir’s cash runway into 2026.

CYT-0851 Development to Prioritize Combination Therapy

•
Phase 1 dose escalation cohorts with CYT-0851 in combination with capecitabine for the treatment of advanced ovarian cancer have shown encouraging preliminary clinical activity. To date, thirteen patients have been treated with CYT-0851 (from 100-400mg daily) and capecitabine, including five patients with advanced ovarian cancer. Responses and disease stabilization observed in these ovarian cancer patients in the 300mg and 400mg CYT-0851 dose levels are encouraging, and have led to Cyteir’s decision to focus on further development of this capecitabine combination in advanced ovarian cancer. Overall, CYT-0851 continues to be generally well tolerated with no new safety concerns.
•
In the first quarter of 2023, Cyteir expects to determine a maximum tolerated dose (“MTD”) for CYT-0851 in combination with capecitabine and focus its efforts on enrolling and treating additional patients with advanced ovarian cancer at the MTD. If the data from these additional patients further support Cyteir's focus on ovarian cancer, Cyteir intends to pursue development and potential registration of CYT-0851 in combination with capecitabine as an all-oral treatment for platinum resistant ovarian cancer.
•
In addition, Cyteir is evaluating CYT-0851 in Phase 1 dose escalation cohorts in combination with gemcitabine. To date, ten patients have been treated with CYT-0851 (from 100-200mg daily) and gemcitabine. Cyteir will continue the ongoing dose escalation cohorts with CYT-0851 and gemcitabine in solid tumor patients to identify an MTD, which could provide an additional opportunity to develop CYT-0851 as a combination therapy to treat patients with platinum resistant ovarian cancer.
•
Enrollment in the Phase 2 monotherapy cohorts with CYT-0851 will be suspended due to insufficient monotherapy activity observed to date. Cyteir plans to disclose the Phase 1 combination data for CYT-0851 in mid-2023.

“We are encouraged by these early signals and believe that an initial focus on the combination of CYT-0851 and capecitabine represents the greatest likelihood of success and an opportunity to serve patients with advanced ovarian cancer that have a high unmet medical need. This combination, if successful, has the potential to be an all-oral treatment regimen for patients with platinum resistant ovarian cancer,” said Markus Renschler, MD, Cyteir’s President and CEO. “This strategic prioritization and the difficult decision to reduce our workforce is expected to extend our cash runway into 2026 and, if supported by the data and regulatory feedback, allows us to advance CYT-0851 into a potentially registrational trial as early as the second half of 2024. I personally would like to thank all of our dedicated employees and express my gratitude for their hard work in advancing our pipeline, and I wish them the best in the future.”

In the United States, it is estimated that a total of approximately 13,000 patients are available for drug treatment per year who are platinum resistant and have progressed after two lines of prior therapy, or have progressed after at least three prior lines of therapy.

Deferral of R&D Activities Beyond Clinical Development of CYT-0851 to Extend Cash Runway

In conjunction with focusing development activities on CYT-0851, Cyteir announced that it will be suspending all preclinical research. Specific actions include:

•
Ceasing drug discovery projects focused on identifying inhibitors of DNA damage repair; and
•
Reducing company headcount to approximately 15 full-time employees.

Based on current estimates, including assumptions for continuation of clinical development of CYT-0851 towards registration as a combination therapy, Cyteir expects that these actions will extend its cash runway into 2026. As of December 31, 2022, on an unaudited basis, Cyteir had approximately $147 million in cash and cash equivalents. Cyteir estimates that it will incur aggregate charges of approximately $2.5 million to $3 million, all of which are anticipated to result in future cash expenditures, primarily for one-time employee severance and benefit costs, the majority of which are expected to be incurred in the first quarter of 2023.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the development of CYT-0851, an oral investigational drug that inhibits monocarboxylate transporters. Cyteir’s current priority in CYT-0851 development is in combination with capecitabine and gemcitabine in a Phase 1/2 clinical study, including patients with advanced ovarian cancer. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

About Capecitabine and Gemcitabine

Capecitabine is a nucleoside metabolic inhibitor that is approved in the U.S. for the treatment of patients with adjuvant colon cancer, metastatic colorectal cancer, and metastatic breast cancer. It is an orally administered systemic prodrug of 5’-deoxy-5-fluorouridine (5’-DFUR) which is converted to 5-fluorouracil. Gemcitabine is approved in the U.S. in combination with carboplatin for the treatment of ovarian cancer, in combination with paclitaxel for the treatment of breast cancer, in combination with cisplatin for treatment of non-small cell lunch cancer, and as a single agent for the treatment of pancreatic cancer. Gemcitabine kills cells undergoing DNA synthesis and blocks the progression of cells through the G1/S-phase boundary.

Forward-Looking Statements

This press release contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include: the benefits and potential impact of our portfolio prioritization; expected timing to receive clinical data from current ongoing clinical studies and to determine an MTD; expected cost savings from these changes; and our expected extended cash runway.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that the reduction in headcount may be larger than currently anticipated; that Cyteir may incur additional costs not currently anticipated; that the rate of enrollment in Cyteir’s current clinical studies may not proceed as anticipated; that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of any of its drug candidates; that early clinical results in a small number of patients may not be predictive of future results; that preclinical testing of Cyteir’s compounds may not be predictive of the results or success of clinical trials; that the preclinical and clinical development of Cyteir’s compounds may be delayed or otherwise take longer and/or cost more than planned; and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements, except as may be required by applicable law.

CONTACT:

Lisa Hayes
Vice President, Investor Relations and Corporate Communications
908-868-8926
Lisa.Hayes@cyteir.com